Exhibit 107

The prospectus to which this Exhibit is attached is a final prospectus for the related offerings.  The maximum aggregate offering price for each offering is as follows:

•	with respect to notes linked to the common stock of Hilton Worldwide Holdings Inc., $2,371,000; and
•	with respect to notes linked to the Class A common stock of Mastercard Incorporated, $2,946,000.